Exhibit 8.1

[DEWEY BALLANTINE LLP LETTERHEAD]

November 3, 2005

To the Addressees Listed on

Schedule I Attached Hereto

Re:                               HSBC Automotive Trust 2005-3

Ladies and Gentlemen:

We have acted as tax counsel to HSBC Finance Corporation (“HSBC Finance”), a Delaware corporation, HSBC Auto Finance Inc., a Delaware corporation, HSBC Auto Credit Inc., a Delaware corporation and HSBC Auto Receivables Corporation (the “Seller”), a Nevada corporation, as to certain matters arising in connection with the issuance of the Class A-1 Notes, Class A-2 Notes, Class A-3 Notes, and Class A-4 Notes (the “Notes”) which will be issued pursuant to the Series Supplement (the “Series Supplement”), dated as of November 3, 2005, among HSBC Finance, as Master Servicer (the “Master Servicer”), HSBC Automotive Trust 2005-3 (the “Issuer”), the Seller, JPMorgan Chase Bank, N.A., a national banking association, as Indenture Trustee (the “Indenture Trustee”), U.S. Bank Trust National Association, a national banking association, as Owner Trustee (the “Owner Trustee”) and HSBC Bank USA, National Association, a national banking association, as Administrator (the “Administrator”) to (i) the Indenture (the “Indenture”), dated as of November 3, 2005, among the Issuer, the Indenture Trustee and the Administrator, (ii) the Amended and Restated Trust Agreement (the “Trust Agreement”), dated as of November 3, 2005, between the Seller and the Owner Trustee and (iii) the Master Sale and Servicing Agreement (the “Master Sale and Servicing Agreement”), dated as of November 3, 2005, among the Master Servicer, the Issuer, the Seller, the Administrator and the Indenture Trustee.  Capitalized terms used herein but not defined herein shall have the respective meanings specified in the Series Supplement.

The term “Prospectus” means, together, the Base Prospectus and the Prospectus Supplement.  The term “Base Prospectus” means the prospectus dated as of June 15, 2005, as filed with the Securities Exchange Commission (the “Commission”) pursuant to Rule 424 of the Rules and Regulations.  The term “Registration Statement” means (i) the Registration Statement on Form S-3 (No. 333-100512), including the exhibits thereto, (ii) all documents incorporated by reference therein pursuant to Item 12 of Form S-3 and (iii) any post-effective amendment filed and declared effective prior to the date of issuance of the Notes.  The term “Prospectus Supplement” means the prospectus supplement dated October 27, 2005 specifically relating to the Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations.

As tax counsel, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the Indenture, the Trust Agreement, the Series Supplement and other documents and matters of fact and law as we have deemed necessary for purposes of rendering the opinions set forth below.  In addition, in conducting our analysis, we have relied on certain representations made to us by HSBC Finance.

We have examined the question of whether the Notes issued under the Indenture will constitute indebtedness for federal income tax purposes.  Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof.  These authorities are subject to change and to differing interpretations, which could apply retroactively.  The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the “IRS”).

In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled.  The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

(1)                                  The Notes will be characterized as indebtedness because: (i) the characteristics of the transaction strongly indicate that, in economic substance, the transaction is the issuance of indebtedness; (ii) the form of the transaction is an issuance of indebtedness; and (iii) the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes.

(2)                                  Assuming compliance with the terms of the Trust Agreement and the related documents, the Issuer will not be characterized as an association, or a publicly traded partnership, taxable as a corporation.

(3)                                  The statements in the Prospectus under the heading “Material Federal Income Tax Consequences,” insofar as they purport to constitute a summary of matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and subject to the exceptions, limitations and qualifications contained therein, constitute an accurate summary of the matters described therein in all material respects.

We express no opinion on any matter not discussed in this letter.  This opinion is rendered as of the Closing Date, for the sole benefit of the addressees hereof and it may not be relied on by any other party.

Pursuant to U.S. Treasury Department Circular 230, any tax advice contained in this communication is not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties.  Further, this advice was written to support the promotion or marketing of the transaction and/or matters addressed herein and each affected party should seek advice based on its particular circumstances from an independent tax advisor.

Very truly yours,

/s/ Dewey Ballantine LLP

SCHEDULE I

HSBC Finance Corporation
2700 Sanders Road
Prospect Heights, IL 60070

HSBC Auto Finance Inc.
5855 Copley Drive
San Diego, CA 94123

HSBC Auto Credit Inc.
5855 Copley Drive
San Diego, CA 92111

HSBC Auto Receivables Corporation
1111 Town Center Drive
Las Vegas, NV 89144

JPMorgan Chase Bank, N.A.
227 West Monroe Street, 26th Floor
Chicago, IL 60606

U.S. Bank Trust National Association
300 East Delaware Avenue, 8th Floor
Wilmington, DE 19801

HSBC Securities (USA) Inc.
individually and as Representative
of the Underwriters

452 Fifth Avenue, 9th Floor

New York, NY 10018

Standard & Poor’s, A Division of The
McGraw-Hill Companies, Inc.
55 Water Street - 40th Floor
New York, NY 10041

Moody’s Investors Service, Inc.
99 Church Street
New York, NY 10007

Fitch, Inc.
One State Street Plaza
New York, NY 10004

HSBC Bank USA, National Association
10 East 40th Street, 14th Floor
New York, NY 10016